Exhibit 1

AGREEMENT and plan of merger

by and among

PARAMOUNT GROUP, INC.,
a Delaware corporation,

PARAMOUNT GROUP, INC.,
a Maryland corporation,

and

THE STOCKHOLDERS

Dated as of November 6, 2014

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EXHIBITS

Exhibit A	Properties
Exhibit B	Escrow Agreement
Exhibit C	Lock-up Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Fund Contribution Agreements
Exhibit F	Fund GP Entities

SCHEDULES

Schedule 1.07	Merger Consideration

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DEFINED TERMS

Term	Section

Accredited Investor	Section 7.02
Affiliate	Section 7.02
Agreement	Introduction
Business Day	Section 7.02
Certificate of Merger	Section 1.03
Claim	Section 5.03
Claim Notice	Section 5.03
Closing Documents	Section 2.02
Code	Section 7.02
Company	Introduction
Company Cap	Section 5.07
Company Common Stock	Recitals
Company Deductible	Section 5.01
Company Indemnified Party	Section 5.02
Company Material Adverse Effect	Section 7.02
Company Shares	Recitals
Company’s Knowledge	Section 7.02
Covenant Period	Section 6.04
Disclosure Letter	Article IV
Dispute	Section 7.08
Effective Time	Section 1.03
Environmental Laws	Section 7.02
Equity Interest	Section 1.07
Escrow Agreement	Recitals
Expiration Date	Section 5.05
FIRPTA Notice	Section 2.01
Formation Transactions	Recitals
Fund Contribution Agreements	Section 7.02
Fund GP Entities	Section 7.02
Governmental Authority	Section 7.02
Incremental Transfer Taxes	Section 7.02
Indemnified Party	Section 5.03
Indemnifying Party	Section 5.03
Indemnity Holdback Amount	Recitals
Indemnity Holdback Escrow	Recitals
IPO	Recitals
IPO Closing	Section 1.02
JV Entities	Section 4.01
Laws	Section 7.02
Leases	Section 4.10
Liens	Section 7.02
Lock-up Agreement	Recitals
Losses	Section 5.01

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Term	Section

Merger	Recitals
Merger Closing	Section 1.02
Merger Closing Date	Section 1.02
Merger Consideration	Section 1.07
MRI	Section 7.02
New York Transfer Taxes	Section 6.03
No Gain Covenant	Section 6.04
No-Tax Position	Section 6.04
OP Units	Section 7.02
Operating Partnership	Recitals
Organizational Documents	Section 7.02
Outside Date	Section 2.03
Paramount Funds	Section 7.02
Permitted Activities	Section 4.17
Permitted Distributions	Section 4.17
Permitted Liens	Section 7.02
Person	Section 7.02
PGI	Introduction
PGI Deductible	Section 5.02
PGI Indemnified Party	Section 5.01
PGI Material Adverse Effect	Section 7.02
PGI-MRI Merger	Section 4.17
PGI Subsidiary	Section 4.01
PGI’s Knowledge	Section 7.02
Price to the Public	Section 7.02
Prohibited Event	Section 6.04
Properties	Recitals
Property	Recitals
Property Interests	Recitals
Registration Rights Agreement	Recitals
Registration Statement	Recitals
REIT	Recitals
SEC	Recitals
Securities Act	Section 7.02
Stockholder	Recitals
Stockholders	Recitals
Stockholders Agreement	Recitals
Stockholders’ Representative	Section 6.02
Subsidiary	Section 7.02
Surviving Entity	Section 1.01
Tax	Section 7.02
Taxes	Section 7.02
Tax Return	Section 7.02
Third Party Claims	Section 5.04

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Term	Section

Transfer Tax Amount	Section 7.02

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AGREEMENT and plan of merger

THIS AGREEMENT AND PLAN OF MERGER (including all exhibits and schedules, this “Agreement”) is made and entered into as of November 6, 2014, by and among PARAMOUNT GROUP, INC., a Delaware corporation (“PGI”), PARAMOUNT GROUP, INC., a Maryland corporation (the “Company”), and the stockholders whose names appear on the signature pages hereto (each, a “Stockholder” and together, the “Stockholders”). Capitalized terms used and not defined in the body of this Agreement shall have the meanings set forth in Section 7.02 hereto.

RECITALS

WHEREAS, the Company intends to conduct an initial public offering (the “IPO”) of the common stock, par value $0.01 per share (“Company Common Stock”), of the Company, which will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Sections 856 through 860 of the Code;

WHEREAS, in connection with the IPO, the Company, which is the sole general partner of Paramount Group Operating Partnership LP (the “Operating Partnership”), desires to engage in a series of transactions through which the Company and the Operating Partnership will acquire their initial portfolio of properties and other assets that they intend to own following the IPO (collectively, the “Formation Transactions”), which transactions are more specifically set forth in the Company’s Registration Statement on Form S-11 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”), as amended from time to time;

WHEREAS, PGI owns, directly or indirectly, interests (the “Property Interests”) in the properties set forth on Exhibit A hereto, under the heading “PGI” (each, a “Property” and together the “Properties”);

WHEREAS, as part of the Formation Transactions, PGI will merge with and into the Company, with the Company as the surviving entity (the “Merger”) and in consideration thereof each Stockholder will receive shares of Company Common Stock (“Company Shares”);

WHEREAS, the board of directors of the Company and the stockholder of the Company have approved and authorized the Merger in accordance with applicable Laws and the Company’s Organizational Documents;

WHEREAS, the board of directors of PGI and the Stockholders have approved and authorized the Merger in accordance with applicable Laws and PGI’s Organizational Documents;

WHEREAS, at the Merger Closing, the Company will deposit the number of Company Shares set forth as the Indemnity Holdback Amount opposite each Stockholder’s name on Schedule 1.07 under the heading “PGI,” which represents approximately the number of Company Shares issued in the Merger equal to $19,000,000 divided by the Price to the Public (collectively, the “Indemnity Holdback Amount”) into an Indemnity Holdback Escrow (as defined in the Escrow Agreement) pursuant to the Escrow Agreement in the form of Exhibit B attached hereto (the “Escrow Agreement”), in order to provide a remedy for a Company Indemnified Party as provided in Section 5.02;

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a registration rights agreement with the Stockholders (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a stockholders agreement with the Stockholders (the “Stockholders Agreement”);

WHEREAS, concurrently with the execution of this Agreement, each Stockholder has executed and delivered a lock-up agreement to the underwriters of the IPO, a copy of which is attached as Exhibit C hereto (the “Lock-up Agreement”); and

WHEREAS, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I

THE MERGER

Section 1.01         The Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, PGI shall be merged with and into the Company, whereby the separate existence of PGI shall cease, and the Company shall continue its existence under Maryland General Corporation Law as the surviving entity in the Merger (sometimes referred to as the “Surviving Entity”).

Section 1.02         Merger Closing. Unless this Agreement shall have been terminated pursuant to Section 2.03, and subject to satisfaction or waiver of the conditions in Section 2.01, the closing of the Merger and the other transactions contemplated hereby (the “Merger Closing” or the “Merger Closing Date”) shall occur concurrently with the closing of the IPO (the “IPO Closing”), or up to one (1) day prior to, but conditioned upon the subsequent occurrence of, the IPO Closing.  The Merger Closing shall take place at the offices of Goodwin Procter llp, 620 Eighth Avenue, New York, NY 10018, or as mutually agreed between the Company and PGI. In connection with the foregoing, the parties hereto hereby agree that the specific order in which the Merger Closing, the IPO Closing and the closing of the other transactions that are part of or related to the Formation Transactions occur shall be as determined by the Company.

Section 1.03         Effective Time. On the Merger Closing Date (or on such other date as the Company and PGI may agree) the Company and PGI shall file, or shall cause to be filed, a certificate of merger or similar document with respect to the Merger (the “Certificate of Merger”) as may be required by applicable Laws with the Secretary of State of each applicable jurisdiction, providing that the Merger shall become effective upon filing or, if agreed upon by the Company and PGI, as of such other date or time as is set forth in the Certificate of Merger (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with, the relevant provisions of applicable Laws.

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Section 1.04         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable Laws.

Section 1.05         Organizational Documents. At the Effective Time, the Organizational Documents of the Company, as in effect immediately prior to the Effective Time, shall be the Organizational Documents of the Surviving Entity until thereafter amended as provided therein or in accordance with applicable Laws.

Section 1.06         Directors and Officers of the Surviving Entity. The directors and officers of the Company immediately prior to the Effective Time shall be and become the directors and officers of the Surviving Entity as of the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Entity.

Section 1.07         Conversion of Equity Interests.

(a)          Under and subject to the terms and conditions of this Agreement, each Stockholder is entitled to receive as a result of and upon consummation of the Merger, the Merger Consideration set forth under the heading “PGI” in Schedule 1.07.

(b)          At the Effective Time, by virtue of the Merger and without any action on the part of the Company, PGI or any Stockholder, each outstanding share of common stock, par value $1.00, in PGI (each an “Equity Interest”) shall be converted automatically into the right of each Stockholder to receive Company Shares, in the amount set forth opposite his or her name under the heading “PGI” in Schedule 1.07 (the “Merger Consideration”).

(c)          No fractional Company Shares shall be issued to a Stockholder pursuant to this Agreement. If aggregating all Company Shares that a Stockholder otherwise would be entitled to receive pursuant to this Agreement would require the issuance of a fractional Company Share, such Stockholder shall instead be entitled to receive one full Company Share in lieu of such fractional Company Share.

(d)          From and after the Effective Time, each Equity Interest converted into the right to receive the Merger Consideration pursuant to Section 1.07(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Equity Interest so converted shall thereafter cease to have any rights as a stockholder, except the right to receive the Merger Consideration applicable thereto.

Section 1.08         Tax Treatment of Merger. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

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Section 1.09         Payment of Merger Consideration.

(a)          After the Effective Time, upon surrender by a Stockholder of its Equity Interests together with a duly executed letter of transmittal in the form attached hereto as Exhibit D and the certificates, if any, evidencing such Equity Interests to the Company, such Stockholder shall be entitled to receive from the Company in exchange therefor the portion of the Merger Consideration to which such Stockholder is entitled (less such Stockholder’s respective portion of the Indemnity Holdback Amount). Risk of loss and title to the Equity Interests of a Stockholder shall pass only upon delivery to the Company of such duly executed letter of transmittal and the certificates, if any, evidencing such Equity Interests.

(b)          Notwithstanding any other provisions of this Agreement, dividends or other distributions payable on any portion of the Merger Consideration after the Effective Time, but prior to the delivery of such portion of the Merger Consideration to a Stockholder pursuant to Section 1.09(a) above, shall be paid promptly by the Company to the Stockholder of record, as set forth in Schedule 1.07(b), entitled to receive such portion of the Merger Consideration upon compliance with the procedures set forth in this Section, less the amount of any withholding taxes which may be required thereon as reasonably determined by the Company. At and after the Effective Time, there shall be no transfers on the applicable record books of the Equity Interests that are outstanding immediately prior to the Effective Time.

(c)          On the Merger Closing Date, the Company will deposit the Indemnity Holdback Amount with the Escrow Agent (as defined in the Escrow Agreement) in accordance with the terms and conditions of the Escrow Agreement. The approval of the Merger and this Agreement by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Indemnity Holdback Amount in escrow and the appointment of the Stockholders’ Representative.

Article II

CLOSING; TERM OF AGREEMENT

Section 2.01         Conditions Precedent.

(a)          Condition to Each Party’s Obligations. The respective obligation of each party to effect the transactions contemplated by this Agreement to occur on the Merger Closing Date is subject to the satisfaction or waiver on or prior to the Merger Closing of the following conditions:

(i)          Consents. The requisite consent of the Stockholders approving the Merger shall have been obtained. This condition may not be waived by any party.

(ii)         Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.

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(iii)        IPO Proceeds. The Company shall have received substantially currently with the Merger Closing hereunder the proceeds from the IPO. This condition may not be waived by any party.

(iv)        No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(b)          Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Merger Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Company in whole or in part):

(i)          Representations and Warranties of PGI. (i) The representations and warranties of PGI set forth in Section 4.17 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, (ii) each representation and warranty of PGI contained in this Agreement (other than in Section 4.17) that is qualified by materiality or PGI Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Merger Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), and (iii) each representation and warranty of PGI contained in this Agreement (other than in Section 4.17) that is not qualified by materiality or PGI Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Merger Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a PGI Material Adverse Effect.

(ii)         Performance by PGI. PGI shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

(iii)        Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for PGI to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of PGI to consummate the transactions contemplated by this Agreement) shall have been obtained.

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(iv)        FIRPTA Notice. Each Stockholder shall have provided the Company with a properly executed FIRPTA notice substantially in the form set forth in (A)(x) Treasury Regulation Section 1.1445-2(d)(2) or (y) Treasury Regulation Section 1.1445-2(b)(2) (the “FIRPTA Notice”) sufficient to avoid any withholding under Section 1445 of the Code, as applicable or (B) provided cash (in such amount as determined by the Company in its reasonable discretion) to the Company sufficient to pay any applicable withholding under the Code.

(v)         Closing Documents. PGI shall have executed and delivered to the Company the documents to which it is a party which are required to be delivered pursuant to Section 2.02.

(c)          Conditions to Obligations of PGI. The obligation of PGI to effect the transactions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Merger Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by PGI in whole or in part):

(i)          Representations and Warranties. (i) Each representation and warranty of the Company contained in this Agreement that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), and (ii) each representation and warranty of the Company contained in this Agreement that is not qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(ii)         Performance by the Company. The Company shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

(iii)        Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Company to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv)        Offering Price. PGI shall have approved the Price to the Public.

(v)         Closing Documents. The Company shall have executed, acknowledged and delivered to PGI the documents required to be delivered pursuant to Section 2.02.

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Section 2.02         Closing Deliveries. On the Merger Closing Date, each of the parties shall make, execute, acknowledge and deliver the legal documents and other items to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith (collectively, the “Closing Documents”). The Closing Documents and other items to be delivered include the delivery by the Company to the Escrow Agent (as defined in the Escrow Agreement) evidence of the issuance of the Company Shares that constitutes the Indemnity Holdback Amount to the Escrow Agent pursuant to this Agreement.

Section 2.03         Term of the Agreement. This Agreement shall terminate automatically if the Merger Closing or the IPO Closing shall not have been consummated on or prior to March 31, 2015 (such date is hereinafter referred to as the “Outside Date”). In addition, this Agreement may be terminated before the Merger Closing by a document signed by the Company and PGI.

Section 2.04         Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of the Company and PGI under this Agreement shall terminate, except that the obligations set forth in Article VII shall survive, provided, that nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement or any failure to perform its obligations under this Agreement.

Section 2.05         Tax Withholding. The Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Merger Consideration payable (or deemed payable) pursuant to this Agreement, including the Indemnity Holdback Amount, to the Stockholders, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law (as determined by the Company in its reasonable discretion). To the extent that amounts are so deducted and withheld by the Company, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Stockholder. Each Stockholder shall (A) to the extent requested by PGI, contribute cash prior to the Merger equal to (i) any withholding Taxes that would otherwise be required to be withheld by the Company in connection with the Merger (taking into account any gross-up attributable to such amounts) and (ii) any withholding Taxes that PGI failed to withhold with respect to distributions to the Stockholders prior to the Closing and (B) indemnify and hold harmless the Company for any withholding Taxes relating to the Company’s failure to withhold from such Stockholder’s portion of the Merger Consideration as required by applicable Laws, and for any Taxes of such Stockholder (including those described in subclause (A)(ii) above), other than Taxes attributable to the Company’s breach of its covenants in Section 6.04, provided, however, that, in either case, such Stockholder shall not be liable for any penalties that may become payable in respect thereof, and provided further that, for the avoidance of doubt, the indemnification obligation of the Stockholders pursuant to this clause (B) shall neither be limited to the Indemnity Holdback Amount nor subject to the PGI Deductible.

Section 2.06         Transaction Costs. Subject to Section 6.03, if the Merger Closing occurs, the Company shall be solely responsible for all transaction costs and expenses of the Company and the Stockholder that have not previously been paid in connection with this Agreement, which include, but are not limited to, lender consent fees, legal, accounting and consultant fees.

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Section 2.07         Further Action. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of PGI acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of PGI, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of PGI, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to PGI as set forth below which representations are true and correct as of the date hereof (or such other date specifically set forth below) and as of the Merger Closing as if made again at that time (except to the extent that any representation or warranty only speaks as of an earlier date, in which case it is true and correct as of that earlier date):

Section 3.01         Organization; Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is party and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02         Due Authorization. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary action of the Company. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03         Consents and Approvals. Except in connection with the IPO and the consummation of the Formation Transactions or as shall have been obtained on or prior to the Merger Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.04         Tax Matters. At the effective time of the IPO and at the Merger Closing, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Merger Closing takes place.

Section 3.05         No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any material right of termination, acceleration, cancellation or other material right under, (a) the Organizational Documents of the Company, (b) any agreement, document or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or any its Subsidiaries (or its assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06         Validity of Company Shares. The Company Shares, when issued and delivered pursuant to the terms of this Agreement will be duly authorized by the Company and will be validly issued by the Company, free and clear of all Liens created by the Company (other than Liens created by the charter of the Company, the Escrow Agreement, the Lock-up Agreement or this Agreement).

Section 3.07         Litigation. There is no action, suit or proceeding pending or, to the Company’s Knowledge, threatened against the Company, the Operating Partnership or any of their Subsidiaries which is reasonably expected to have a Company Material Adverse Effect or which challenges or impairs the ability of the Company to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.08         Broker. None of the Company nor any of its Subsidiaries nor any of their managers, members, partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of PGI or any of their Affiliates to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

Section 3.09         No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article III, the Company shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PGI

Except as disclosed in the disclosure letter delivered to the Company by PGI on the date hereof (the “Disclosure Letter”), PGI hereby represents and warrants to the Company as set forth below, and each Stockholder hereby represents and warrants to the Company as set forth in Section 4.14 below, which representations are true and correct as of the date hereof (or such other date specifically set forth below and as of the Merger Closing as if made again at that time (except to the extent that any representation or warranty only speaks as of an earlier date, in which case it is true and correct as of the earlier date):

Section 4.01         Organization; Authority.

(a)          PGI is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. PGI has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is party and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a PGI Material Adverse Effect.

(b)          Section 4.01(b) of the Disclosure Letter, sets forth as of the date hereof, with respect to PGI, (i) the name and the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary of PGI (each a “PGI Subsidiary”) and (ii) the ownership interest of PGI or another PGI Subsidiary in each such PGI Subsidiary. Each PGI Subsidiary has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a PGI Material Adverse Effect.

(c)          PGI or the PGI Subsidiaries own the equity interests in the Persons set forth on Section 4.01(c) of the Disclosure Letter (together with the Subsidiaries of such Persons, the “JV Entities”) in the stated percentage set forth on Section 4.01(c) of the Disclosure Letter.

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Section 4.02         Capitalization. Section 4.02 of the Disclosure Letter sets forth, as of the date hereof, a true, correct and complete description of the capitalization of PGI as set forth in the books and records of PGI. All of the issued and outstanding equity interests of PGI are validly issued and are not subject to appraisal, dissenters or similar rights. There are no outstanding rights to purchase subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in PGI. Except as provided for or contemplated by this Agreement or any other agreements referenced herein, there are no, and, as of the Merger Closing, there will not be any rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding entitling any Person to acquire any equity interests in the PGI Subsidiaries or JV Entities (other than the Paramount Funds or their Subsidiaries), except pursuant to Permitted Liens or rights established pursuant to the terms of the Organizational Documents and related agreements with respect to the PGI Subsidiaries and JV Entities that have been previously disclosed to the Company. There are no outstanding rights to purchase subscriptions, warrants, options or any other security convertible or exchangeable for equity interests in the Fund GP Entities except for those subject to those certain Contribution Agreements set forth in Section 4.02 of the Disclosure Letter entered into by members of management of such Fund GP Entity concurrently with the execution of this Agreement.

Section 4.03         Due Authorization. The execution, delivery and performance of this Agreement by PGI have been duly and validly authorized by all necessary action required of PGI. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of PGI pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of PGI, enforceable against PGI, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding in law or in equity).

Section 4.04         Consents and Approvals. Except as shall have been satisfied on or prior to the Merger Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by PGI or any PGI Subsidiary or JV Entity in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not reasonably be expected to have a PGI Material Adverse Effect.

Section 4.05         Tax Matters.

(a)          PGI and each PGI Subsidiary and JV Entity has timely filed, or will timely file, all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects, and PGI and each PGI Subsidiary and JV Entity has paid (or had paid on its behalf) all Taxes required to be paid by it (whether or not shown on such Tax Returns), and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against PGI, or any PGI Subsidiary or JV Entity, and no requests for waivers of the time to assess any such Taxes are pending and no such waivers have been granted.

(b)          There are no Liens as a result of any unpaid Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets or property of PGI, any PGI Subsidiary or any JV Entity.

(c)          Except as would not reasonably be expected to have a PGI Material Adverse Effect, there are no pending or, to PGI’s Knowledge, threatened audits, assessments or other actions for or relating to a liability in respect of income or non-income Taxes of PGI, any PGI Subsidiary or any JV Entity.

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(d)          PGI has entered into this Agreement for good and valid business reasons.

(e)          The Stockholders have no plan or intention to sell, exchange or transfer Equity Interests for consideration other than Company Common Stock, in contemplation of the Merger, to the Company (or any party related to the Company) or sell, exchange or transfer any Company Common Stock received in the Merger to the Company (or any party related to the Company).

(f)          PGI has not agreed to assume, nor will assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of the Stockholders in connection with or as part of the Merger or any related transaction.

(g)         No part of the Merger Consideration will be received by a Stockholder as a creditor, employee or in any capacity other than as a stockholder of PGI.

(h)         PGI is a “United States real property holding corporation” for U.S. federal income tax purposes.

(i)          PGI holds cash or cash equivalents (excluding any cash or cash equivalents taken into account in the net amount of tangible assets and liabilities set forth in Section 4.17 of the Disclosure Letter) in an amount that is at least equal to the unpaid Taxes owed by it for all taxable periods ending on or prior to the Merger Closing Date.

(j)          None of PGI or any PGI Subsidiary is or ever has been a party to or bound by, or could have any liability under, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(k)         None of PGI or any PGI Subsidiary has any liability for Taxes of any person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law (other than in respect of being a member of a consolidated group the common parent of which is PGI), or as a transferee or successor.

Section 4.06         No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of PGI or any PGI Subsidiary or any JV Entity, (b) any agreement, document or instrument to which PGI, any PGI Subsidiary or any JV Entity is a party or by which PGI, any PGI Subsidiary or any JV Entity is bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on PGI, any PGI Subsidiary or any JV Entity (or their assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not reasonably be expected to have a PGI Material Adverse Effect. None of the execution, delivery or performance of any Fund Contribution Agreement, does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under the Organizational Documents of any Paramount Fund, including, without limitation, any side letter entered into by a Paramount Fund with its investors.

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Section 4.07         Solvency. PGI has been and will be solvent at all times prior to the Merger. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated by PGI, any PGI Subsidiary or any JV Entity.

Section 4.08         Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to PGI’s Knowledge, threatened against PGI, any PGI Subsidiary or any JV Entity which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a PGI Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to PGI’s Knowledge, threatened against PGI, any PGI Subsidiary or any JV Entity which challenges or impairs the ability of PGI to execute or deliver, or perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.09         Licenses and Permits To PGI’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by this Agreement) are assignable to the Company, except in each case for items that would not, individually or in the aggregate, reasonably be expected to have a PGI Material Adverse Effect. To PGI’s Knowledge, neither PGI, any PGI Subsidiary, any JV Entity nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a PGI Material Adverse Effect, nor has any of them received within the past one year any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of them, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority and that would not, individually or in the aggregate, reasonably be expected to have a PGI Material Adverse Effect.

Section 4.10         The Properties.

(a)          The Properties are owned directly, in fee simple, by the Persons set forth on Section 4.10 of the Disclosure Letter or their direct or indirect wholly owned subsidiaries. Each PGI Subsidiary or JV Entity listed as owning a Property on Section 4.10 of the Disclosure Letter is insured under a policy of title insurance as the owner of the fee simple estate (or, in the case of certain Properties, the leasehold estate) of such Property, in each case free and clear of all Liens except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property. Prior to the effective time of the transactions contemplated in this Agreement, no PGI Subsidiary or JV Entity shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.

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(b)          Except for matters that would not, individually or in the aggregate, have a PGI Material Adverse Effect, (i) no PGI Subsidiary, JV Entity, nor any other party to any agreement affecting any Property to which PGI, a PGI Subsidiary or JV Entity is a party (other than a Lease (as such term is hereinafter defined) for space within such Property), has given or received any notice of default with respect to any term or condition of any such agreement, including, without limitation, any ground lease, (ii) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of any PGI Subsidiary or JV Entity, except for Permitted Liens, and (iii) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space leases) are valid and binding and in full force and effect. No PGI Subsidiary or JV Entity has granted an option or right of first refusal or offer pursuant to the leases with respect to the sale of any Property.

(c)          As presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other law or regulation, except for such violations that would not, individually or in the aggregate, have a PGI Material Adverse Effect. Neither PGI nor any PGI Subsidiary nor any JV Entity has received any written notice from a Governmental Authority of any pending or threatened proceedings for the rezoning of any Property or portion thereof except for such notices or proceedings that would not, individually, or in the aggregate, reasonably be expected to have a PGI Material Adverse Effect.

(d)          Except for matters that would not, individually or in the aggregate, reasonably be expected to have a PGI Material Adverse Effect, (i) to PGI’s Knowledge, neither PGI, any PGI Subsidiary nor any JV Entity, nor any other party to any Lease, has given or received any notice of default with respect to any term or condition of any such Lease, (ii) to PGI’s Knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of PGI, the PGI Subsidiaries or the JV Entities, except for Permitted Liens, and (iii) each of the leases (and all amendments thereto or modifications thereof) to which any PGI, any PGI Subsidiary or any JV Entity is a party or by which PGI, any PGI Subsidiary or any JV Entity or any Property is bound or subject (collectively, the “Leases”) is and will be valid and binding and in full force and effect.

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(e)          Except for matters that would not, individually or in the aggregate, reasonably be expected to have a PGI Material Adverse Effect, each of the Leases to which PGI, any PGI Subsidiary or any JV Entity is a party or by which PGI, any PGI Subsidiary, any JV Entity or any Property is bound or subject, is in full force and effect, and constitutes the legal, valid and binding obligation of PGI or the applicable PGI Subsidiary or JV Entity, and to PGI’s Knowledge, each other party thereto, enforceable against each PGI Subsidiary or JV Entity, and to PGI’s Knowledge, each other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(f)          To PGI’s Knowledge, except as previously disclosed to the Company, no tenant under any such Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a PGI Material Adverse Effect.

Section 4.11         Insurance. PGI or the applicable PGI Subsidiary or JV Entity has in place the public liability, casualty and other insurance coverage with respect to each Property as PGI reasonably deems necessary. Each of the insurance policies with respect to the Properties is in full force and effect in all material respects and none of PGI or the applicable PGI Subsidiary or JV Entity is in default (in any material respect) under any such policies.

Section 4.12         Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a PGI Material Adverse Effect, (a) PGI, the PGI Subsidiaries and the JV Entities are in compliance with all applicable Environmental Laws, (b) neither PGI, any PGI Subsidiary nor any JV Entity has received within the past three years any written notice from any Governmental Authority or third party alleging that PGI, any PGI Subsidiary, any JV Entity or any Property is not in compliance with applicable Environmental Laws , and (c)  there has not been a release of a hazardous substance on any Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties made by PGI concerning environmental matters.

Section 4.13         Holding Period. PGI acknowledges that it has been advised, and it has advised the Stockholders, that the Company Shares issued pursuant to this Agreement are “restricted securities” (unless registered in accordance with applicable U.S. securities Laws) under applicable U.S. federal securities Laws and may be disposed of only pursuant to an effective registration statement or an exemption therefrom and PGI understands that, and has informed the Stockholders that, the Company has no obligation or intention to register any of the Company Shares, except pursuant to the Registration Rights Agreement. Accordingly, the Stockholders may have to bear indefinitely, the economic risks of an investment in such Company Shares and a notation shall be made in the appropriate records of the Company indicating that the Company Shares are subject to restrictions on transfer.

Section 4.14         Investments. Each Stockholder acknowledges that the Company intends the offer and issuance of Company Shares to the Stockholders as Merger Consideration to be exempt from registration under the Securities Act and applicable state securities laws and that the Company’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties contained herein. In furtherance thereof, each Stockholder represents and warrants to the Company as follows:

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(a)          such Stockholder is an Accredited Investor; and

(b)          such Stockholder is acquiring the Merger Consideration solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

Section 4.15         Broker. None of PGI, any PGI Subsidiary, any JV Entity or any of their respective managers, members, partners, officers directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

Section 4.16         Eminent Domain. There is no existing or, to PGI’s Knowledge threatened, in writing condemnation, eminent domain or similar proceeding that would affect any of the Properties. Neither PGI nor any PGI Subsidiary nor any JV Entity has received any written notice from a Governmental Authority of any pending or threatened condemnation, eminent domain or similar proceeding that would affect any of the Properties.

Section 4.17         Assets and Liabilities.

(a)          On July 18, 2014, pursuant to a filing of a certificate of merger with the Secretary of State of the State of Delaware, MRI merged with and into PGI with PGI as the surviving corporation (the “PGI-MRI Merger”).

(b)          Section 4.17 of the Disclosure Letter accurately sets forth, in all material respects, as of June 30, 2014 and September 30, 2014, (a) all outstanding indebtedness of PGI and the PGI Subsidiaries (other than the Paramount Funds and their respective Subsidiaries), MRI and its Subsidiaries and each JV Entity, (b) all interest rate swap liabilities of such entities and (c) the net amount of all other tangible assets and liabilities of such entities (other than deferred tax liabilities, if any, and their interests in the Properties and the Paramount Funds and their respective Subsidiaries), which consists of cash, cash equivalents, accounts receivable and accounts payable and any other assets set forth on Section 4.17 of the Disclosure Letter.  Except for distributions set forth on Section 4.17 of the Disclosure Letter (“Permitted Distributions”) or as contemplated by this Agreement or as otherwise set forth on Section 4.17 of the Disclosure Letter (“Permitted Activities”), since September 30, 2014, PGI has not (i) made any distributions or (ii) entered into any transactions with an Affiliate other than on an arm’s-length basis.

(c)          Section 4.17 of the Disclosure Letter accurately sets forth all contributions made to PGI by its Stockholders since September 30, 2014.

(d)          PGI, together with PGI Subsidiaries that are wholly owned, directly or indirectly, by PGI, owns the interests in Paramount Group Real Estate Fund V (CIP), L.P. set forth on Section 4.17 of the Disclosure Letter in addition to the interests owned as a result of PGI’s ownership in the Fund GP Entities.

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Section 4.18         No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article IV, PGI shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby or thereby.

Article V

INDEMNIFICATION

Section 5.01         Company Indemnification.

(a)          Subject to the indemnification limitations set forth in this Agreement, from and after the Merger Closing Date, the Company shall indemnify and hold harmless each Stockholder and their respective officers, employees, partners, members, agents, representatives and Affiliates (each of which is a “PGI Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) in excess of the greater of (i) 4.5% of the Company Cap or (ii) $250,000, in each case in the aggregate (the “Company Deductible”), arising out of or relating to, asserted against, imposed upon or incurred by a PGI Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Company contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Company pursuant to this Agreement; provided, however, that the Company shall not have any obligation under this Section 5.01 to indemnify any PGI Indemnified Party against any Losses to the extent that such Losses arise by virtue of PGI’s breach of this Agreement, gross negligence, willful misconduct or fraud.

(b)          Any indemnification payment made by the Company to a Stockholder pursuant to this Agreement shall be made to such Stockholder in shares of Company Common Stock, the number of which shall equal the dollar value of the indemnification payment, divided by the price of a share of Company Common Stock as of the close of market on the date of such indemnification payment.

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Section 5.02         PGI Indemnification.

(a)          Subject to the indemnification limitations set forth in this Agreement, from and after the Merger Closing Date, the PGI Indemnity Holdback Amount shall be used to indemnify and hold harmless the Company, the Operating Partnership and each of their respective directors, officers, employees, agents, representatives and Affiliates (each of which is a “Company Indemnified Party”) from and against any and all Losses in excess of the greater of (i) 4.5% of the Indemnity Holdback Amount or (ii) $250,000, in each case in the aggregate (the “PGI Deductible”), arising out of or relating to, asserted against, imposed upon or incurred by such Company Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of PGI or in any schedule, exhibit, certificate or affidavit or any other document delivered by PGI pursuant to this Agreement; provided, however, that PGI shall not have any obligation under this Section 5.02 to indemnify any Company Indemnified Party against any Losses to the extent that such Losses arise by virtue of the Company’s breach of this Agreement, gross negligence, willful misconduct or fraud; provided further, however, that, to the extent such Losses relate to breach of a representation, warranty or covenant of PGI regarding a Person or the assets and liabilities of a Person that the Company or the Operating Partnership has or acquires an interest in from a Person other than PGI, the indemnification pursuant to this Section 5.02(a) shall be limited to the portion of such Losses attributable to the interest acquired from PGI pursuant to this Agreement. Each Stockholder hereby grants to the Company a security interest in the Company Shares held as the Indemnity Holdback Amount to secure the obligations set forth in this Section 5.02. In addition, to the extent that any (i) OP Units that PGI (or the Surviving Entity or its successors in interests)  receives, or would otherwise be entitled to receive, in connection with the Formation Transactions with respect to the interests in Fund V CIP held directly or indirectly by PGI at the Effective Time or (ii) OP Units or shares of Company Common Stock that are held by the Fund GP Entities are paid to the Company or the Operating Partnership in order to satisfy indemnification obligations to which such OP Units or shares of Company Common Stock are subject in connection with the Company’s or Operating Partnership’s acquisition of the assets of the Paramount Funds in the Formation Transactions, the Company or the Operating Partnership will be entitled to receive a number of Company Shares from the Indemnity Holdback Amount equal to such number of OP Units or shares of Company Common Stock paid to the Company or the Operating Partnership in order to indemnify the Company or the Operating Partnership for the loss of such OP Units or shares of Company Common Stock.

(b)          Subject to the indemnification limitations set forth in this Agreement from and after the Merger Closing Date, in the event that a Company Indemnified Party incurs Losses (as defined in the applicable Fund Contribution Agreement) for which it is entitled to indemnification pursuant to the applicable Fund Contribution Agreement greater than the applicable Indemnity Holdback Amount set forth therein, then the Indemnity Holdback Amount shall be used to indemnify such Company Indemnified Party for such Losses. For the avoidance of doubt, the parties hereto acknowledge and agree that no indemnification obligation shall arise under this Section 5.02(b) unless and until the indemnification remedy set forth in the applicable Fund Contribution Agreement has been utilized to the fullest extent provided for therein and in no event shall this Section 5.02(b) be deemed to extend the survival of any representation and warranty of any Contributor set forth in any Fund Contribution Agreement. In addition, the parties agree and acknowledge, for the purposes of this Section 5.02(b) with regard to the determination of whether the deductible has been satisfied, only the deductible set forth in the applicable Fund Contribution Agreement shall apply when making such determination and not the Company Deductible set forth herein.

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Section 5.03         Notice of Claims  At the time when any PGI Indemnified Party or Company Indemnified Party, as applicable, (as applicable, an “Indemnified Party”) learns of any potential claim (a “Claim”) under this Article V that is asserted against the Indemnified Party that is subject to indemnification by the Company or in respect of PGI from the Indemnity Holdback Amount, as applicable, under this Article V (as applicable, the “Indemnifying Party”), such Indemnified Party will promptly give written notice (a “Claim Notice”) to the Indemnifying Party (or in the case of the Company Indemnified Parties, to the Stockholders’ Representative); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, the Indemnified Party shall deliver to the Indemnifying Party (or in the case of the Company Indemnified Parties, to the Stockholders’ Representative), promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim (defined below), and failure to do so shall prevent recovery under this Agreement to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

Section 5.04         Third Party Claims. The Indemnifying Party (through the Stockholders’ Representative in the event the Indemnified Party is a Company Indemnified Party) shall be entitled, at its own expense, to assume and control the defense of any Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Indemnifying Party (or in the case of the Company Indemnified Parties, by the Stockholders’ Representative), if it gives written notice of its intention to do so to the Indemnified Parties within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their expense provided, further, that if any such Third Party Claim relates to Taxes of PGI, any PGI Subsidiary or any JV Entity or seeks non-monetary damages or asserts damages in excess of the Indemnity Holdback Amount against a Company Indemnified Party, then, notwithstanding anything in this Agreement to the contrary, the Company (or a Subsidiary of the Company) shall have the right to control any such Third Party Claim. Without limiting the foregoing, in the event that the Indemnifying Party exercises the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party (unless prohibited by Law), at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Indemnifying Party (or in the case of the Company Indemnified Parties, the Stockholders’ Representative), on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (a) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (b) each Indemnified Party that is party to such claim is released from all liability with respect to such claim, provided that the Stockholders’ Representative shall be deemed to have consented to any proposed compromise or settlement to which it has not objected to by written notice within 30 days after notice of such proposed compromise or settlement was provided by a Company Indemnified Party.

Section 5.05         Survival of Representations and Warranties. All representations and warranties of PGI in Article IV and the Company in Article III, respectively, contained in this Agreement shall survive after the Merger Closing until the first anniversary of the Merger Closing Date (the “Expiration Date”). If written notice of a Claim in accordance with the provisions of Section 5.03 has been given prior to the Expiration Date, then the relevant representation and warranty shall survive, but only with respect to such specific Claim, until such Claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

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Section 5.06         Establishment of Indemnity Holdback Escrow. On the Merger Closing Date, the Company will deposit the Indemnity Holdback Amount with the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. The Company agrees that the Company Shares that comprise the Indemnity Holdback Amount may be released, or collateral may be substituted for such Company Shares, in accordance with the terms of the Escrow Agreement.

Section 5.07         Exclusive Remedy.

(a)          Except as set forth in Sections 2.05, 6.03(f) and 6.05, (i) the sole and exclusive remedy for Company Indemnified Parties for any breach, misrepresentation or other matters relating to or arising in connection with this Agreement and any of the agreements, documents or instruments executed and delivered in connection herewith and any of the transactions contemplated hereby shall be indemnification pursuant to the provisions of this Article V and (ii) neither PGI nor any Stockholder shall be liable or obligated to make payments under this Agreement to the extent such payments in the aggregate exceed the Indemnity Holdback Amount. For the avoidance of doubt, the parties agree and acknowledge that the foregoing shall not be deemed to modify the indemnification remedy set forth in each Fund Contribution Agreement.

(b)          Except as set forth in Section 6.04, (i) the sole and exclusive remedy for PGI Indemnified Parties for any breach, misrepresentation or other matters relating to or arising in connection with this Agreement and any of the agreements, documents or instruments executed and delivered in connection herewith and any of the transactions contemplated hereby shall be indemnification pursuant to the provisions of this Article V and (ii) the Company shall not be liable or obligated to make payments under this Agreement to the extent such payments in the aggregate exceed the dollar amount obtained by multiplying the number of Company Shares included in the Indemnity Holdback Amount by the Price to the Public (the “Company Cap”).

Section 5.08         Tax Treatment. All indemnity payments made under this Agreement shall be treated as adjustments to the consideration paid hereunder for U.S. federal income tax purposes, unless otherwise required by applicable Laws.

Article VI

COVENANTS; ADDITIONAL AGREEMENTS

Section 6.01         Certain Covenants of PGI. From the date hereof through the Merger Closing, except as otherwise provided for, or as contemplated by this Agreement or the Formation Transaction Documentation, PGI shall and shall cause the PGI Subsidiaries and JV Entities, to the extent PGI or the PGI Subsidiaries control such JV Entities, to use commercially reasonable efforts to conduct their business and operate and maintain the Properties in the ordinary course, consistent with past practices. In addition, PGI:

(a)          will not make any distributions, other than Permitted Distributions;

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(b)          except for Permitted Activities, will not enter into any transactions with an Affiliate other than on an arm’s-length basis;

(c)          will not sell, transfer or otherwise dispose of its Property Interests; and

(d)          will not mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of its Property Interests, except for Permitted Liens.

Section 6.02         Stockholders’ Representative. PGI and the Stockholders hereby appoint Dr. Thomas Finne as the representative for the Stockholders (the “Stockholders’ Representative”) and the Stockholders’ Representative shall have the authority to take the actions provided herein and receive notices on behalf of the Stockholders subsequent to the Merger Closing; provided that the Stockholders entitled to receive a majority of the Merger Consideration shall have the right, at any time, to remove and replace the Stockholders’ Representative by written notice to the Company executed by such Stockholders and delivered to the Company.

Section 6.03         Tax Covenants.

(a)          Each party hereto (i) shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) shall not take any position on any Tax Return, or take any other reporting position, that is inconsistent with such treatment, unless otherwise required by applicable Laws.

(b)          PGI shall provide the Company with such reasonable cooperation and information relating to PGI, any PGI Subsidiary and any JV Entity as the Company reasonably requires in (i) filing any Tax Return, amended Tax Return or claim for Tax refund, (ii) determining any liability for Taxes or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes or (iv) performing Tax diligence, including with respect to the impact of the transactions contemplated herein on the Company’s qualification as a REIT for U.S. federal income Tax purposes and the qualification of the Merger as a reorganization under Section 368(a) of the Code.

(c)          The Company shall be responsible for the prosecution of any claim or audit instituted after the Merger Closing Date with respect to Taxes of PGI, any PGI Subsidiary or any JV Entity attributable to any taxable period, or portion thereof, ending on or before the Merger Closing Date.

(d)          Following the Merger Closing, to the extent a Stockholder has provided a FIRPTA Notice pursuant to Section 2.01(b)(iv)(A)(x), instead of a FIRPTA Notice pursuant to Section 2.01(b)(iv)(A)(y) or cash sufficient to fund withholding pursuant to Section 2.01(b)(iv)(B), such Stockholder shall provide the Company with evidence satisfactory to the Company that such Stockholder has complied with the requirements of Temporary Treasury Regulations Section 1.897-5T(d)(1)(iii), as modified by IRS Notice 89-57, with respect to the Merger.

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(e)          Within 20 days after the Merger Closing, the Company shall submit to the Internal Revenue Service any FIRPTA Notices provided to it pursuant to Section 2.01(b)(iv)(A) in accordance with the requirements of Treasury Regulation Section 1.1445-2(d)(2)(i)(B).

(f)          The Stockholders shall (i) cause to be timely paid any New York City and New York State real property transfer taxes payable by the Stockholders as a result of, or in connection with, the Merger (collectively, the “New York Transfer Taxes”); provided, that the parties hereto acknowledge and agree that such amount of New York Transfer Taxes payable shall reflect the Company’s status as a REIT; (ii) cause to be timely and properly filed, with the Company’s cooperation, all Tax Returns with respect to such New York Transfer Taxes and (iii) provide evidence satisfactory to the Company of such payment and filing. If the actual amount of New York Transfer Taxes (expressly excluding any increase in New York Transfer Taxes payable in connection with the Merger due to any subsequent direct or indirect transfers or dispositions by any Stockholder or its Affiliates of Company Common Stock issued as Merger Consideration) owed by the Stockholders is less than the Transfer Tax Amount, then, promptly after payment of such amount is made or caused to be made by the Stockholders or is due (if payment is not made by the due date), the Stockholders shall pay the amount of such difference to the Company. If the actual amount of New York Transfer Taxes owed and actually paid by the Stockholders is greater than the Transfer Tax Amount, then, promptly after payment of such amount is made or caused to be made by the Stockholders (subject to the Stockholder’s obligation to provide evidence satisfactory to the Company of such payment and filing), the Company shall issue shares of Company Common Stock to the Stockholders, the number of which shall equal the dollar amount of such excess amount divided by the price of a share of Company Common Stock at the close of market as of the date of such payment.  The Stockholders shall use commercially reasonable efforts not to pay more than the Transfer Tax Amount, and notwithstanding anything to the contrary contained herein, prior to such payment, the Company shall have the right to review and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the amount of such payment.

Section 6.04         Tax Protection Provisions.

(a)          With respect to the period commencing on, and including, the Effective Time and ending on, and including, December 31, 2014 (the “Covenant Period”), the Company shall not, and shall cause the Operating Partnership to not, both (x) incur, directly or indirectly, any gain from the sale or exchange of a U.S. real property interest (as described in Section 897(c) of the Code) and (y) distribute any such gain or any interest in U.S. real property if the effect thereof would be to cause a Stockholder to be treated for U.S. federal income tax purposes, as recognizing “effectively connected income” as a result of the operation of Section 897 of the Code, solely as a result of such distribution, during a taxable year of the Stockholder ending on or before December 31, 2014, (“Prohibited Event”), provided, however, the Company shall not be deemed to have violated this undertaking to the extent the Prohibited Event was caused by an unaffiliated third party’s actions or exercise of its rights, including, without limitation, a third party’s exercise of buy-sell or forced sale rights, gain incurred by an entity not controlled by the Company or the Operating Partnership where the gain is allocated to the Company or the Operating Partnership as a result of its direct or indirect investment in the entity, or other similar event over which neither the Company nor the Operating Partnership would reasonably be expected to exercise control that results in a Prohibited Event (such covenant being referred to as the “No Gain Covenant”). The parties agree that the sole remedy for a violation of the No Gain Covenant shall be indemnification pursuant to, and subject to the conditions of, this Section 6.04 and, for the avoidance of doubt, not specific performance. Accordingly, for example, the Company may make a distribution in violation of No Gain Covenant to the extent it reasonably determines such distribution is required for the Company to maintain its qualification as a REIT for U.S. federal income tax purposes; provided that, in connection with such distribution, the Company will be required to indemnify the Stockholders pursuant to, and subject to the conditions of, this Section 6.04.

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(b)          If the Company becomes aware that a gain described in clause (x) of the first sentence of Section 6.04(a) is planned or scheduled to be incurred due to the actions or exercise of rights by an unaffiliated third party, the Company will use, and will cause the Operating Partnership to use, reasonable efforts to seek to have such third party delay the Prohibited Event until after the end of the Covenant Period; provided, however, that the Company shall not be required to incur any costs or expense in obtaining such delay but will permit the Stockholders to fund such costs and expenses if the Company or Operating Partnership is otherwise able through the use of its reasonable efforts to obtain such delay and, notwithstanding the occurrence of such Prohibited Event, the Company shall not, and shall cause the Operating Partnership to not, make a distribution with respect thereto, except to the extent it determines in good faith that such distribution is required for the Company to maintain its qualification as a REIT for U.S. federal income tax purposes.

(c)          If a Prohibited Event occurs in violation of the No Gain Covenant, each Stockholder agrees as follows: (w) if notified of the occurrence of such Prohibited Event, to make the filings required by Treasury Regulations Section 1.897-5T(d)(1)(iii) with its U.S. federal income tax return (or amended return) for the year in which the Effective Time occurs; (x) that such Stockholder will take the position for U.S. federal income tax purposes that notwithstanding the occurrence of such Prohibited Event, a subsequent disposition of Company Shares received in the Merger and any other Formation Transaction by such Stockholder is not subject to U.S. federal income tax (under Section 897 of the Code) if the Company Shares are not a “U.S. real property interest” with respect to such Stockholder at the time of the disposition (“No-Tax Position”) unless such Stockholder receives an opinion from a Big 4 accounting firm (or other mutually agreeable firm) that there is no substantial authority for asserting the No-Tax Position; (y) in the event the No-Tax Position is challenged by the Internal Revenue Service, such Stockholder will use reasonable best efforts to contest the challenge provided that the Company indemnifies, or causes the Operating Partnership to indemnify, for such Stockholder’s reasonable defense costs; and without limitation (z) otherwise to cooperate with the Company and/or Operating Partnership to mitigate any losses that may arise as a result of such Prohibited Event.

(d)          If a Prohibited Event occurs in violation of the No Gain Covenant, the Company will indemnify each Stockholder for the incremental net income tax liability actually incurred by such Stockholder as a result of such violation of the No Gain Covenant to the extent that (x) such violation causes such Stockholder’s receipt of Company Shares in the Merger and any other Formation Transaction to be treated as a taxable exchange under Section 897 of the Code or (y) such breach causes gain from an actual sale or other disposition of Company Shares received in the Merger and any other Formation Transaction by such Stockholder to be taxed under Section 897 of the Code, provided, however, that (i) such Stockholder shall not be indemnified for any such tax liability under this Section 6.04 if such Stockholder breached a covenant in Section 6.04(c) and, (ii) for the avoidance of doubt, to the extent gain realized in the Merger and any other Formation Transaction, as applicable, or a disposition of Company Shares received in the Merger and any other Formation Transaction, as applicable, would be subject to U.S. federal income tax regardless of such violation of the No Gain Covenant, the Company will have no liability hereunder for such violation.

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(e)          The indemnification notice and claim procedures set forth in Section 5.03 shall apply to the indemnification obligations set forth in this Section 6.04.

Section 6.05         Liability for Transfer Taxes. Each Stockholder agrees to indemnify the Company for any Incremental Transfer Taxes incurred as a result of any direct or indirect transfers of the Company Shares issued as Merger Consideration or interests therein within two years after the IPO Closing Date, provided that such Company Shares shall be the Company’s sole recourse with respect to such indemnification obligation. Each Stockholder hereby grants a security interest in 50% of the Company Shares to be received by such Stockholder as Merger Consideration to the Company and hereby irrevocably appoints the Company, and any of its agents, officers, or employees as its attorney-in fact, which shall be deemed coupled with an interest, with full power to prepare, execute and deliver any documents, instruments and agreements as may be appropriate to perfect and continue such security interest in favor of the Company. The security interest granted pursuant to this Section 6.05 shall attach to Company Shares that are not included in the Indemnity Holdback Amount. The Company agrees that the security interest in the Company Shares may be released, or collateral may be substituted for such Company Shares, in accordance with the terms of the Escrow Agreement.

Section 6.06         Commercially Reasonable Efforts By the Company and PGI. Each of the Company and PGI shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Article VII

GENERAL PROVISIONS

Section 7.01         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

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Address of the Company:	Paramount Group, Inc. 1633 Broadway, Suite 1801 New York, New York 10019 Facsimile: (212) 237-3197 Attn: General Counsel

Address of PGI:	c/o Paramount Group, Inc. 1633 Broadway, Suite 1801 New York, New York 10019 Facsimile: (212) 237-3197 Attn: General Counsel

Address of the Stockholders and the Stockholders’ Representative:	c/o CURA Vermögensverwaltung, G.m.b.H. & Co., KG Werner-Otto-Straße 1-7 D-22179 Hamburg, Germany Attention: Thomas Armbrust Fax: +49-40-6461-2960

Section 7.02         Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(b)          “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c)          “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

(d)          “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(e)          “Company’s Knowledge” means the actual knowledge (without obligation to conduct due inquiry) of Albert Behler, David Spence and Gage Johnson of the matter in question (and not their constructive or imputed knowledge).

(f)          “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Operating Partnership and their Subsidiaries, taken as a whole, after giving effect to the Formation Transactions and the IPO.

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(g)          “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(h)          “Fund Contribution Agreements” means those Contribution Agreements set forth on Exhibit E.

(i)          “Fund GP Entities” means those entities set forth on Exhibit F.

(j)          “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(k)          “Incremental Transfer Taxes” means any additional transfer taxes attributable to the transactions contemplated by this Agreement and the other Formation Transactions as a result of the failure of any such transaction to qualify as a “real estate investment trust transfer” under New York Tax Law section 1402 or under New York City Administrative Code section 11-2102 due to direct or indirect transfers of Company Shares issued as Merger Consideration occurring within two years after the IPO Closing Date.

(l)          “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(m)          “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(n)          “MRI” means Metropolitan Rental Investments, Inc.

(o)          “OP Units” means the limited partnership interests of Paramount Group Operating Partnership LP.

(p)          “Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership agreement and any other governing agreement, as applicable.

(q)          “Paramount Funds” means the private equity real estate funds managed by PGI or a PGI Subsidiary, including the Fund GP Entities.

(r)          “Permitted Liens” means (i) Liens for unpaid Taxes (other than statutory liens for Taxes not yet due and payable); (ii) zoning Laws generally applicable to the districts in which the Properties are located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Properties; (iv) Liens securing Permitted Activities; (v) Liens arising in the ordinary course of business; (vii) Liens securing indebtedness outstanding as of September 30, 2014 or incurred on an arms’ length basis thereafter and (viii) any exceptions contained in the title policies relating to the Properties as of the Merger Closing Date.

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(s)          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(t)          “PGI Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of PGI and its Subsidiaries, taken as a whole, including such entities’ direct and indirect interests in the JV Entities.

(u)          “PGI’s Knowledge” means the actual knowledge (without obligation to conduct due inquiry) of Albert Behler, David Spence and Gage Johnson of the matter in question (and not their constructive or imputed knowledge).

(v)         “Price to the Public” means the public offering price of a share of Company Common Stock sold in the IPO as shown on the cover page of the final prospectus forming part of the Registration Statement.

(w)          “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(x)          “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) 50% or more of the voting power of the voting capital stock or other equity interests, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(y)          “Tax” (and, with its correlative meaning, “Taxes”) means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, unclaimed property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

(z)          “Tax Return” means any return, statement, schedule, declaration, claim for refund, report, document or form filed or required to be filed with respect to Taxes, including any amendment, attachment and supplement thereof.

(aa)         “Transfer Tax Amount” means $218,000.

Section 7.03         Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

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Section 7.04         Entire Agreement; Third-Party Beneficiaries. This Agreement and the Escrow Agreement, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 7.05         Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.06         Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Company may assign its rights and obligations hereunder to an Affiliate.

Section 7.07         Jurisdiction. The parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York state court sitting in New York City, New York, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08         Dispute Resolution. The parties intend that this Section 7.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a)          Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 7.08(c) below without regard to any such 10-day negotiation period.

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(b)          Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 7.08(a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Within fifteen (15) days following a demand for arbitration, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c)          Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d)          The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.09         Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Laws, but if any provision is held invalid, illegal or unenforceable under applicable Laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

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Section 7.10         Rules of Construction.

(a)          The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including fin the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.11         Equitable Remedies. The parties agree that irreparable damage would occur to the Company, on the one hand, and PGI, on the other hand, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company, on the one hand, and PGI, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, this being in addition to any other remedy to which the parties are entitled under this Agreement or otherwise at law or in equity.

Section 7.12         Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.13         Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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Section 7.14         No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Company or PGI.

Section 7.15         Amendments. This Agreement may be amended by appropriate instrument, without the consent of PGI, at any time prior to the Merger Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to PGI.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

PARAMOUNT GROUP, INC.,
a Delaware corporation

By:	/s/ Gage R. Johnson
Name: Gage R. Johnson
Title: Sr. Vice President and Special Agent

PARAMOUNT GROUP, INC.,
a Maryland corporation

By:	/s/ Albert Behler
Name: Albert Behler
Title: President and C.E.O

[Signature Page to PGI Merger Agreement]

STOCKHOLDER

By:	/s/ Maren Otto
Name: Maren Otto

[Signature Page to PGI Merger Agreement]

STOCKHOLDER

By:	/s/ Katharina Otto-Bernstein
Name: Katharina Otto-Bernstein

[Signature Page to PGI Merger Agreement]

STOCKHOLDER

By:	/s/ Alexander Otto
Name: Alexander Otto

[Signature Page to PGI Merger Agreement]

EXHIBIT A

Properties

[See attached]

A-1

EXHIBIT B

Escrow Agreement

[See attached]

B-1

EXHIBIT C

Lock-up Agreement

[See attached]

C-1

EXHIBIT D

Form of Letter of Transmittal

[See attached]

D-1

EXHIBIT E

Fund Contribution Agreements

Contribution Agreements between the Operating Partnership or the Company, as applicable and each of the following entities:

Paramount Group Real Estate Fund I, L.P.

Paramount Group Real Estate Fund III, L.P.

Paramount Group Real Estate Fund IV, L.P.

PGREF IV Parallel Fund Sub US LP

Paramount Group Real Estate Fund V (Core), L.P.

Paramount Group Real Estate Fund V (CIP), L.P.

PGREF V (Core) Parallel Fund Sub US LP

E-1

EXHIBIT F

Fund GP Entities

Fund GP Entity:	Fund(s) managed by Fund GP Entity

Paramount GREF, L.L.C.	Paramount Group Real Estate Fund I, L.P.

Paramount Group Real Estate Fund II, L.P.

Paramount GREF III, L.L.C.	Paramount Group Real Estate Fund III, L.P.

Paramount GREF IV, L.L.C.	Paramount Group Real Estate Fund IV, L.P.

PGREF IV Parallel Fund (Cayman), L.P.

Paramount GREF V, L.L.C.	Paramount Group Real Estate Fund V (Core), L.P.

PGREF V (Core) Parallel Fund (Cayman), L.P.

Paramount GREF V (CIP), L.L.C.	Paramount Group Real Estate Fund V (CIP), L.P.

PGRESS GP LLC	Paramount Group Real Estate Special Situations Fund, L.P.

Paramount Group Real Estate Special Situations Fund-A, L.P.

Paramount Group Real Estate Special Situations Fund-H, L.P.

Paramount GREF VII, LLC	Paramount Group Real Estate Fund VII, LP

Paramount Group Real Estate Fund VII-H, LP (Cayman)

Paramount GREF VIII, LLC	Paramount Group Real Estate Fund VIII, LP

Paramount GREF RDF, LLC	Paramount Group Residential Development Fund, LP

F-1

SCHEDULE 1.07

Merger Consideration

PGI

Stockholder	Merger Consideration	Indemnity Holdback Amount

Maren Otto	4,439,560 Company Shares	184,294 Company Shares

Katharina Otto-Bernstein	8,790,327 Company Shares	364,901 Company Shares

Alexander Otto	12,924,560 Company Shares	536,520 Company Shares

Schedule 1.07